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                                                                     Exhibit 5.1



October 28, 2003

Fisher Scientific International Inc.
One Liberty Lane
Hampton, New Hampshire  03842


                      REGISTRATION STATEMENT ON FORM S-3 OF
                      FISHER SCIENTIFIC INTERNATIONAL INC.

Ladies and Gentlemen:

      We have acted as special counsel to Fisher Scientific International Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-3 of the Company (the "Registration Statement") relating to the resale by certain selling securityholders of (a) up to $300,000,000 aggregate principal amount of the Company's 2.50% Senior Convertible Notes due October 1, 2023 (the "Notes") and (b) such indeterminate number of shares of the Company's common stock, par value $0.01 per share (the "Shares"), as may be issuable upon conversion of the Notes. The Notes were issued under an indenture dated as of July 7, 2003 (the "Indenture"), between the Company and J.P. Morgan Trust Company, N.A., as trustee (the "Trustee").

      In connection with this opinion, we have examined the form of the Notes and the Indenture. We also have examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials, and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of officers of the Company delivered to us, and
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Fisher Scientific International Inc.        2                   October 28, 2003


certificates and other statements or information of or from public officials and officers and representatives of the Company.

      In rendering the opinions expressed below, we have assumed that (a) the Trustee had the power and authority to enter into, and has the power and authority to perform its obligations under, the Indenture, (b) the Indenture has been duly authorized, executed and delivered by the Trustee and is valid, legally binding and enforceable against the Trustee in accordance with its terms and (c) the Notes have been duly authenticated by the Trustee in the manner provided in the Indenture.

      Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

      1. The Notes have been duly authorized and executed by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      2. The Shares issuable upon conversion of the Notes at the initial conversion rate have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action on the part of the Company, and such Shares, when issued upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

      The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, in each case as currently in effect, and we do not express any opinion herein concerning any other laws.

      The opinions expressed above are limited by and subject to the effects of
(i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally, (ii) general principles of equity, whether such principles are considered in a proceeding at law or in equity, (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations with respect to enforceability of provisions providing for indemnification or contribution arising under applicable law (including court decisions) or public policy.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required
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Fisher Scientific International Inc.        3                   October 28, 2003

under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,



                                         /s/ Debevoise & Plimpton